Exhibit 10.1
AMENDMENT TO THE
C. TIMOTHY WHITE
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Effective as of January 1, 2017)

This Amendment (“Amendment”) to the Third Amended and Restated Employment Agreement, dated February 14, 2017 (the “Employment Agreement”) between Meritage Homes Corporation, a Maryland corporation (the “Company”) and C. Timothy White (the “Executive”) is made and entered into on this 1st day of September, 2021 (the “Effective Date”). As used herein, each of the Company and the Executive is individually referred to as “Party” and together as the “Parties.”

WHEREAS, the Executive has been performing services to the Company pursuant to the Employment Agreement; and

WHEREAS, the Executive and the Company are parties to the Amended and Restated Change of Control Agreement, effective January 1, 2010, as thereafter amended (the “CIC Agreement”); and

WHEREAS, the Executive delivered a written notice to the Company on September 1, 2021, under Section 6(i) of the Employment Agreement informing the Company of the Executive’s voluntary termination of employment due to Retirement under Section 6(f) of the Employment Agreement, effective December 15, 2021 (the “Termination Date”); and

WHEREAS, Paragraph 13 of the Employment Agreement provides that the Employment Agreement may be amended only in writing executed by each of the Parties; and

WHEREAS, in light of the Executive’s anticipated retirement and termination of employment on the Termination Date, the Parties believe that it is in the best interest of each to amend the Employment Agreement as provided herein commencing as of the Effective Date; and

WHEREAS, Paragraph 1 of the CIC Agreement provides that the CIC Agreement shall remain in effect unless the Executive and the Company agree in writing to its termination.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree that, effective on the Effective Date:

1.Section 3 of the Employment Agreement be and hereby is amended to add the following sentence at the end of such section:

“As of the Effective Date, Executive’s Base Salary is $560,000 per year, which rate of salary shall remain in effect through Executive’s Termination Date.”

2.Section 6(f) of the Employment Agreement (“Retirement”) is hereby deleted and replaced in its entirety with the following, it being acknowledged that this Section 6(f) will apply to Executive upon his termination due to Retirement on December 15, 2021:

“(f)    Retirement. If Executive voluntarily terminates his employment with the Company without Good Reason after completion of 15 cumulative years of service as a named executive officer and/or a member of the Board (which service requirements the Company hereby acknowledge Executive has satisfied), the following shall apply:
(i)    not later than December 31, 2021, the Company shall pay Executive his Base Salary through the Executive’s Termination Date and any accrued but unused Paid Time Off amounts;
(ii)     the Company shall pay Executive any Bonus and any Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) and any Performance Based Restricted Stock Unit Awards under Section 4(b)(ii) that are earned or vested in or with respect to a previous year that has not yet been paid and delivered, which Bonus and performance awards shall be paid not later than December 31, 2021;
(iii)    the Company shall pay Executive the full Bonus based upon actual performance for the performance period in which termination occurs, determined in accordance with Exhibit A (but without proration under subjection F, and as such will be calculated as if Executive was employed under this Agreement for the entire calendar year ended December 31, 2021) with an estimate of the Bonus amount paid not later than December 31, 2021, plus a true-up payment, if required, to be paid at such time as Bonuses are paid to other executives but not later than March 15 of the calendar year following the end of the performance period (for the avoidance of doubt, in the event actual performance would result in a lower Bonus, no negative adjustment to the Bonus amount previously paid to Executive in 2021 under this subsection (iii) shall be applied);
(iv)    all previously granted time based awards that are outstanding (including any Restricted Stock Unit Awards and other similar time based awards but not restricted stock awards which shall be dealt with under section 6(b)(viii) below) shall immediately vest and become unrestricted on the date the Release Agreement becomes irrevocable and the Company shall use its best efforts to deliver to Executive the vested Shares subject to the time based awards on or before December 31, 2021;
(v)    the Company shall deliver to Executive:
(A)    the Shares subject to the previously granted Performance Share Awards and Restricted Stock Unit Awards under Section 4(b)(i) and other similar previously granted performance awards for any performance periods that have not yet ended, determined based upon actual performance in accordance with Exhibit B and delivered at such time as performance share awards for other Executives are settled but not later than March 15 of the calendar year following the end of the applicable performance period for such awards; and
(B)    the Shares subject to any previously granted Performance Based Restricted Stock Unit Awards under Section 4(b)(ii) for any performance periods that have not yet ended, determined based upon actual performance in accordance with Exhibit C-1 and delivered at such time as Performance Based Restricted Stock Unit Awards for other executives are settled but not later than March 15 of the calendar year following the end of the applicable performance period for such awards;
(vi)    all previously granted performance based restricted stock awards for any performance periods that have not yet ended shall vest and become unrestricted immediately following the end of the applicable performance period for such awards based upon actual performance achieved during the applicable performance period, and Company will provide Executive with all calculations and information related thereto;
(vii)    any stock option grants that remain outstanding as of the date of termination shall immediately vest, if not previously vested, and shall remain exercisable for the remainder of the original term but not later than the 10th anniversary of the original date of grant; ~~and~~
(viii)    the Executive shall render reasonable consulting services to the Company starting December 16, 2021 and continuing through December 31, 2022 as may be requested from time to time by the Company’s Chief Executive Officer, in accordance with, and subject to, a separate Consulting Agreement entered into by and between the Parties and subject to Section 10;
(ix)    all previously granted time based restricted stock awards that are outstanding shall immediately vest and become unrestricted on the date the Release Agreement becomes irrevocable and the Company shall use its best efforts to deliver such shares to Executive on or before December 31, 2021;
(x)    the Company shall pay Executive a single lump sum payment in an amount equal to 150% of the monthly COBRA premium payable for the coverage in effect on the Termination Date and, if applicable, his dependents under the Company’s group health plan, multiplied by 18; and
(xi)     the Company will pay Executive an amount equal to the sum of three million six hundred thousand dollars ($3,600,000).
Unless otherwise provided in this Agreement, any amount deliverable under Sections 6(f)(ii), (iii), (iv), (xi), (x) and (xi) shall be delivered not later than December 31, 2021, subject to Executive’s execution and non-revocation of the Release Agreement.”

3.Section 6(h)(2) (Definitions: Change of Control) is hereby deleted in its entirety.

4.Section 6(h)(3)(vi) is hereby deleted in its entirety.

5.Section 6(h)(4) (Definitions: CIC Agreement) is hereby deleted in its entirety.

6.In consideration of the enhanced Retirement severance benefit payable to Executive under Section 6(f)(x) of the Employment Agreement as hereby amended, the Parties hereto agree that the CIC Agreement be and hereby is terminated.

7.The Company and Executive acknowledge that amounts payable to Executive under the Company’s Deferred Compensation Plan (DCP) shall be paid to Executive under the terms of the DCP and nothing in this Amendment shall amend or change the time or form of amounts payable to Executive under the DCP.

8.Except as otherwise provided herein, the Employment Agreement is hereby ratified and confirmed in all other respects.

* * * * *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment, effective as provided herein.

MERITAGE HOMES CORPORATION,
a Maryland corporation

By: /s/ Phillippe Lord                9/2/21
                        Date
Name:     Phillippe Lord
Title:     President & Chief Executive Officer

EXECUTIVE: C. TIMOTHY WHITE

/s/ C. Timothy White                9/1/21
                        Date